Amendment No. 1

                              DECLARATION OF TRUST
                                       OF
                                  THE BSG FUNDS



         1. Pursuant to Sections 4.2 and 7.3 of the Declaration of Trust of The BSG Funds and effective upon execution of this document, the undersigned, being the sole Trustee of the Trust, hereby consents to the name change of the "Select American Bancshares Fund" to the "First American Bancshares Fund".

         2. This document shall have the status of an Amendment to said Declaration of Trust.



                                       /s/ Michael B. Guirlinger, Trustee
                                       Michael B. Guirlinger, Trustee


Dated: March 18, 1997